Exhibit (d)(4)
March 16, 2009
Advent International Corporation
75 State Street
Boston, MA 02109
Attention: David Mussafer
Ladies and Gentlemen:
          Charlotte Russe Holding, Inc. (the “Company”) has engaged Cowen and Company, LLC (“Cowen”) to advise the Company in connection with a process to evaluate strategic alternatives, including a possible sale of the Company. In connection with Advent International Corporation’s (“you” or “your”) consideration of a possible transaction between you and the Company (the “Transaction”), the Company, either directly or through one or more of its Representatives (as defined below), is prepared to furnish you with certain confidential information concerning, or relating to, the Company. “Evaluation Material” means (subject to Paragraph 3 below), collectively, all information (whether written or oral, or in electronic, recorded or other form and whether furnished on or after the date of this letter (this “Agreement”)) furnished in connection with the Transaction by or on behalf of the Company concerning, or relating in any way to the Company and its subsidiaries. For purposes of this Agreement, (i) “Representatives” means, collectively, with respect to any person (as defined below), the directors, officers, employees, shareholders, partners, potential financing sources, potential co-investors, agents, advisors or other representatives (including, without limitation, attorneys, accountants, consultants, bankers and financial advisers) of such person or any representatives of the foregoing, and (ii) “person” means an individual, corporation, partnership, limited liability company, trust, joint venture or other entity.
          You acknowledge and agree that it is imperative that all Evaluation Material remain confidential. Accordingly, you agree that prior to any of your Representatives being given access to any Evaluation Material, each such Representative shall be directed by you to adhere to the terms of this Agreement applicable to such Representatives. You agree to provide such access only to those Representatives who need to know such information for the purpose of evaluating, negotiating or implementing the Transaction. You further agree that you shall be responsible for any breach of this Agreement by you and for any breach by your Representatives of the terms applicable to such Representatives herein; provided, however, that you shall not be responsible for any breaches by any of your Representatives that have executed a separate confidentiality agreement with the Company.
Cowen and Company, LLC
555 California Street, 5th Floor
San Francisco, CA

Advent International
March 16, 2009

1.	To maintain the confidentiality of the Evaluation Material, you agree on behalf of yourself and your Representatives given access to the Evaluation Material:
          (a) the Evaluation Material and those portions of any analyses, compilations, studies or other documents prepared by you or your Representatives that contain or otherwise reflect Evaluation Material (collectively, “Notes”) will be used solely for the purpose of evaluating, negotiating and implementing a possible Transaction;
          (b) subject to Paragraph 4 below, the Evaluation Material and any Notes shall be held in strict confidence and shall not be disclosed, directly or indirectly, to any person (except to the extent necessary to permit your Representatives to assist you in making the evaluation, negotiation and implementation referred to in clause (a) above); and
          (c) you will not disclose to any person (other than those described in the parenthetical of clause (b) above) (i) that the Evaluation Material exists or has been made available to you or your Representatives, (ii) that you are considering the Transaction, (iii) that discussions or negotiations are taking place concerning the Transaction, or (iv) any terms, conditions or other facts with respect to any such possible Transaction, including the status thereof or the subject matter of this Agreement.
2.	The Company agrees that, subject to the same exceptions set forth in Paragraph 4 below with respect to you and your Representatives, it will not disclose to any person (other than its Representatives) (i) that the Evaluation Material has been made available to you or your Representatives, (ii) that you are considering the Transaction, or (iii) that discussions or negotiations are taking place with you concerning the Transaction or involving the Company.

3.	The term “Evaluation Material” shall not include such information that (a) was, is or becomes generally available or known or otherwise part of the public domain or generally known in the Company’s industry (other than as a result of a disclosure in breach of this Agreement by you or your Representatives), (b) was, is or becomes disclosed to you or your Representatives by a third party, provided that such third party was not known by such recipient to be bound by any agreement with the Company to keep such information confidential, or otherwise prohibited from transmitting such information to such recipient by a contractual, legal or fiduciary obligation to the Company or (c) was or is independently developed by you or your Representatives without use of the Evaluation Material.

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March 16, 2009

4.	In the event that you or your Representatives are requested or required by law, regulation, regulatory authority, legal process (including by depositions, interrogatories, civil investigative demand subpoena, discovery or information request or legal, administrative, judicial or governmental order or similar process) or stock exchange requirement to disclose any Evaluation Material or Notes, you shall as promptly as practicable (to the extent not legally prohibited) notify the Company in writing of such request or requirement so that the Company may seek an appropriate protective order or other appropriate remedy at the Company’s sole expense (and if the Company seeks such an order or remedy, you will provide such cooperation, at the Company’s expense, as the Company shall reasonably request). If no such protective order or other remedy is obtained and you or your Representatives are, based on the advice of your outside counsel, legally compelled to disclose Evaluation Material or Notes, you or your Representatives, as the case may be, shall only disclose that portion of the Evaluation Material or Notes that your outside counsel advises that you are compelled to disclose and will exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to that portion of the Evaluation Material or Notes that is being disclosed. In any event, you will not oppose action by the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material and Notes.

5.	Until the earliest of (a) the execution by you of a definitive agreement regarding a Transaction with the Company, (b) completion of a Transaction with a third party, or (c) one year from the date of this Agreement, you agree not to initiate or maintain contact or have discussions with any officer, director or employee of the Company or any of its subsidiaries whom you or your Representatives have come into contact with or who otherwise became known to you or your Representatives in connection with the Transaction, except with the express permission of the Company. You understand that Cowen will arrange for appropriate contacts for due diligence purposes. All (i) communications regarding the Transaction, (ii) requests for additional information concerning the Transaction, (iii) requests for facility tours or meetings, and (iv) discussions or questions regarding procedures concerning the Transaction, will be submitted or directed to Cowen.

6.	For a period of one year from the date of this Agreement, you agree not to solicit for hire or hire as a director, officer, employee, independent contractor, consultant or advisor any person employed by the Company or any of its subsidiaries in an executive or significant managerial, financial, sales, marketing, advertising, merchandising, sourcing or buying position to whom you or your Representatives have come into contact with or who otherwise became known to you or your

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March 16, 2009

Representatives in connection with the Transaction. However, the foregoing provisions of this paragraph shall not prevent you from soliciting for hire or hiring any such person who, at the time of initial contact with you regarding employment, is (a) responding to a general advertisement or other non-directed search, (b) who is no longer employed by the Company or any of its subsidiaries and, at the time of such contact, had not been employed by the Company or any of its subsidiaries for at least three months.

7.	For a period of one year from the date of this Agreement, unless specifically invited in writing in advance by the Board of Directors of the Company to so act, you agree that you, acting alone or as part of a “group” (as defined under the Securities Exchange Act of 1934), will not in any manner, directly or indirectly, (a) make any public announcement with respect to, effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of more than 3% of the equity securities (or beneficial ownership thereof) of the Company or a substantial portion of the assets of the Company, any warrant or option to purchase such securities or assets, any security convertible into more than 3% of such equity securities, or any right to acquire more than 3% of such equity securities; (ii) any tender or exchange offer or merger or other business combination involving the Company; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company; or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the Company, (b) form, advise, join or in any way participate in a group in connection with any of the types of matters set forth in (a) above, (c) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company, (d) take any action which could reasonably be expected to force the Company to make a public announcement regarding any of the types of matters set forth in (a) above, or (e) advise, assist or encourage, or enter into any discussions, agreements or arrangements with, any third party with respect to any of the foregoing. You also agree during such period not to request the Company (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence). For purposes of the foregoing, a person shall also be deemed to have “beneficial ownership” of any securities that are the subject of a derivative transaction entered into by such person, or derivative security acquired by such person, which gives such person the economic equivalent of ownership of an amount of such securities due to the fact that the value of the derivative is explicitly determined by reference to the price or value of such

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March 16, 2009

securities, without regard to whether (a) such derivative conveys any voting rights in such securities to such person, (b) the derivative is required to be, or capable of being, settled through delivery of such securities or (c) such person may have entered into other transactions that hedge the economic effect of such derivative. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall prohibit or otherwise restrict any discussions among you and your Representatives.

8.	You hereby acknowledge that you are aware and that you will advise your Representatives that the United States federal and state securities laws prohibit any person who has material, non-public information about a company from purchasing or selling securities of such a company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

9.	All Evaluation Material disclosed by or on behalf of the Company shall be and shall remain the property of the Company. As promptly as practicable after being so requested in writing by the Company, except to the extent a party is advised by counsel such destruction is prohibited by law, you shall (i) either return or destroy (at your sole discretion) all Evaluation Material furnished to you or your Representatives by or on behalf of the Company or its Representatives and (ii) destroy all Notes and other material whatsoever prepared by you or your Representatives based upon, containing or otherwise reflecting any Evaluation Material. Any destruction of materials shall be confirmed in writing to the Company. Any Evaluation Material or Notes that are not returned or destroyed, including without limitation any oral information, shall remain subject to the confidentiality obligations set forth in this Agreement for the duration of the term hereof. No such return or destruction of Evaluation Materials or destruction of Notes will affect or eliminate your and your Representatives obligations hereunder, all of which obligations shall continue in effect for the duration of the term hereof. Notwithstanding anything to the contrary herein and subject to the confidentiality obligations herein, you and your Representatives may retain (i) Evaluation Material to the extent required to comply with legal, regulatory, or policy requirements, as well as (ii) any and all (a) emails and any attachments contained in such emails and (b) any electronic files, in each case, to the extent required to comply with, and automatically saved pursuant to, legal, regulatory, or policy requirements.

10.	You understand and acknowledge that any and all information contained in the Evaluation Material is being provided without any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material, on the part of the Company, Cowen or any of their respective affiliates or Representatives. You

Advent International
March 16, 2009

agree that none of the Company, Cowen nor any of their respective affiliates or Representatives shall have any liability to you, your affiliates or any of your or your affiliates’ Representatives based on the accuracy or completeness of the Evaluation Material and that you are not entitled to rely on the accuracy or completeness of the Evaluation Material. You further agree that you will be entitled to rely solely on such representations and warranties as may be included in a mutually acceptable form of definitive agreement should discussions between you and the Company progress to such a point, subject to such limitations and restrictions as may be contained therein, and you understand that the scope of any such representations and warranties will be negotiated along with other terms and conditions in arriving at such definitive agreement.

11.	Both parties hereto agree that unless and until a definitive agreement regarding a Transaction between the Company and you has been executed, neither the Company nor you will be under any obligation of any kind whatsoever with respect to such a Transaction by virtue of this Agreement except for the matters specifically agreed to herein. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or your Representatives with regard to a Transaction between the Company and you, and to terminate discussions and negotiations with you at any time.

12.	You understand that (a) the Company shall be free to conduct any process with respect to a possible Transaction as the Company in its sole discretion shall determine (including, without limitation, by negotiating with any prospective party and entering into a definitive written agreement without prior notice to you or any other person), (b) any procedures relating to such Transaction may be changed at any time without notice to you or any other person and (c) you shall not have any claim whatsoever against the Company or Cowen or any of their respective affiliates, owners or stockholders or Representatives, arising out of or relating to any possible or actual Transaction (other than those as against parties to a definitive written agreement with you in accordance with the terms thereof).

13.	Both parties hereto acknowledge and agree that remedies at law may not be adequate to protect against any actual or threatened breach of this Agreement and that the aggrieved party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach or threatened breach and both parties further agree to waive, and shall cause such parties’ Representatives to waive, any requirement for proving damages in connection with any equitable remedy or the securing or posting of any bond in connection with such remedy. Such remedy shall

Advent International
March 16, 2009

not be deemed to be the exclusive remedy for breach of this Agreement but shall be in addition to all other remedies available at law or equity to the aggrieved party.

14.	In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines in a final, non-appealable order that a party to this Agreement has breached this Agreement, then such party shall be liable and pay to the non-breaching party the reasonable and documented legal fees and other expenses the non-breaching party has incurred in connection with such litigation, including any appeal therefrom.

15.	This Agreement is for the benefit of and may be enforced by the Company, Cowen and you. This Agreement is governed by the laws of the State of New York without regard to conflict of laws principles. Any action brought in connection with this Agreement shall be brought in the federal or state courts located in the City of New York, and the parties hereto hereby irrevocably consent to the jurisdiction of such courts.

16.	This Agreement may not be amended or any term or provision hereof waived except in a writing signed by both parties hereto. No failure or delay by either party hereto in exercising any right hereunder or any partial exercise thereof shall operate as a waiver thereof or preclude any other or further exercise of any right hereunder. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect. Neither party hereto shall assign any rights or obligations under this Agreement without the prior consent of the other party hereto; provided that the Company may only make such an assignment to an acquirer or successor of its business.

17.	No past, present or future director, officer, employee, member, shareholder, incorporator, partner, and/or affiliate of Advent International Corporation or any affiliate thereof (except Advent International Corporation itself) shall have any liability for any obligations of Advent International Corporation under this Agreement, for any claim based, in respect of or by reason of such obligations or their creation or for any other claim based upon, in respect of or otherwise relating to the Evaluation Material.

18.	Nothing in this Agreement shall prevent you from evaluating a possible investment in and/or collaboration with, or entering into any transaction with (including an investment in), or monitoring, managing, maintaining or otherwise acting with respect to an existing investment in, a company whose business is similar to or competitive with the business of the Company. The Company acknowledges that you

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March 16, 2009

deal with many companies, some of which may, independently of the Company, pursue similar or competitive paths regarding their products or services, technology and/or market development plans to those which are or may be pursued by the Company. Although you are subject to the confidentiality obligations set forth in this Agreement, the occurrence or existence of such similar or competitive activities shall not by itself be cause for any action or allegation by the Company that you have failed to observe any of the confidentiality obligations set forth above. Nothing in this paragraph shall limit any of the duties of confidentiality or other obligations of you or your Representatives as set forth in this Agreement.

19.	This Agreement contains the entire agreement and understanding between you and the Company concerning the subject matter hereof and supersedes all prior agreements and understandings with respect to the subject matter hereof, including, without limitation, any confidentiality agreement relating to the subject matter hereof, between the Company and you, entered into prior to the date hereof.

20.	This Agreement and all obligations herein shall terminate upon the earlier of (i) two years from the date hereof or (ii) consummation of the Transaction.

Advent International
March 16, 2009

          This Agreement may be signed by facsimile and executed in counterparts. Please confirm that the foregoing is in accordance with your understanding of our agreement by signing and returning to us a copy of this letter.

Very truly yours, COWEN AND COMPANY, LLC on behalf of CHARLOTTE RUSSE HOLDING, INC.
By:	/s/ Owen Hart
Owen Hart,
Managing Director

Accepted and agreed to as of the date set forth above: ADVENT INTERNATIONAL CORPORATION
By:	/s/ Andrew W. Crawford
Andrew W. Crawford
Principal